Exhibit 99.2

NEWS RELEASE FOR IMMEDIATE RELEASE	Contacts: Heather Hahn or Allison Kurtz (Media)
L.C. Williams & Associates
800/837-7123 or 312/565-3900
hhahn@lcwa.com or akurtz@lcwa.com

Harriet Fried (Investors)
Lippert/Heilshorn & Associates
212-838-3777
hfried@lhai.com

TREX COMPANY RESPONDS TO FILING OF CLASS ACTION LAWSUIT

WINCHESTER, Va. – (BUSINESS WIRE) – January 16, 2009 – Trex Company, Inc. (NYSE: TWP), the nation’s leading manufacturer and distributor of wood alternative decking, railing, fencing and trim, responded to a class action suit filed in Washington by a plaintiffs’ class action law firm alleging certain product defects.

In response to the claims of the case, which focus on product surface flaking, Ronald Kaplan, president and CEO of Trex Company, noted that, “Trex has fully and publicly disclosed that a manufacturing problem affected a small percentage of product manufactured in its Fernley, Nevada plant beginning in 2003. This issue was entirely isolated to parts of the West Coast, only affected a small percentage of Trex decking materials produced in the Nevada plant, and has since been remediated.”

According to Kaplan, Trex took a $45 million warranty reserve in the third quarter of 2007, and has honored – and continues to honor – its warranty with respect to all affected product.

Kaplan further commented, “We believe we have fully met our obligations to our customers and that these claims are completely without merit. These class action firms make their livings initiating speculative lawsuits merely as a way of leveraging settlements that result in large attorneys’ fees awards. We believe we have been wrongfully targeted in this case and, without exception, we stand firmly behind our warranty.”

“We trust the court will recognize this case for what it is – an unconscionable and irresponsible abuse of the legal system,” added Kaplan. “We stand proudly behind our award-winning decking, railing, fencing and trim products and we look forward to having this unnecessary distraction removed so that we can continue to focus on delivering the highest quality products to our valued customers.”

For more information about Trex Company, visit www.trex.com.

About Trex Company

Trex Company is the nation’s largest manufacturer of composite decking, railing, fencing and trim, with over 15 years of product experience. Built on “green” principles and values, Trex makes its products from a unique formulation of reclaimed wood and plastic, combined through a proprietary process. Trex decking, railing, fencing and trim offer significant design flexibility with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. In addition, Trex distributes ultra-low maintenance PVC decking under the trademark Trex Escapes® and PVC trim under the trademark Trex Trim™. For more information, visit the Company’s website, www.trex.com. Trex®, Trex Escapes® and Trex Trim™ are trademarks of Trex Company, Inc., Winchester, Va.

The statements in this press release regarding the Company’s expected sales performance and operating results, its projections of net sales, net income, earnings per share and costs, its anticipated financial condition and its business strategy constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company’s products; the sensitivity of the Company’s business to general economic conditions; the Company’s ability to obtain raw materials at acceptable prices; the Company’s ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. The Company’s report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008 and its subsequent reports on Form 10-Q filed on May 9, 2008, August 6, 2008 and November 4, 2008 discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE: Trex Company